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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT ENGINEER

                                 March 18, 1996

Fortune Petroleum Corporation
515 W. Greens Road, Suite 720
Houston, Texas 77067


Dear Sirs:

We hereby consent to the filing of this consent as an exhibit to the Annual Report on Form 10-KSB of Fortune Petroleum Corporation to be filed with the Securities and Exchange Commission on or about March 22, 1996, to the use of our name herein, and to the inclusions of or reference to our report of estimated future reserves and revenues effective December 31, 1995 and December 31, 1994, and the information contained therein on "Item 2. Properties - Reserves and Future Net Cash Flows" in the Annual Report on Form 10-KSB.


                                                      HUDDLESTON & CO., INC.